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                                                                   EXHIBIT 23.1

                        CONSENT AND REPORT ON SCHEDULE

The Board of Directors
Associated Wholesale Grocers, Inc.:

and Associated Wholesale Grocers Group, Inc.

  The audits referred to in our report dated March 1, 1996, included the related financial statement schedule of Associated Wholesale Grocers, Inc. and subsidiaries for each of the years in the three-year period ended December 30, 1995, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.

Kansas City, Missouri

September 30, 1996

                                          /s/ KPMG Peat Marwick LLP